Exhibit 10.20

[Letterhead of Clearwater Paper]

April 29, 2009

Mr. Harry Seamans

Dear Harry,

The purpose of this letter agreement is to confirm certain compensation and benefits to be provided to you in connection with your termination of employment with Clearwater Paper Corporation (the “Company”) on April 30, 2009, and your obligations with regard to such compensation and benefits.

You previously received a memorandum dated April 9, 2009 (the “April 9th Memo”) describing the severance pay, medical, dental and life insurance benefits, vacation pay, 401(k) and pension benefits, and other benefits payable to you under the Company’s benefit plans and policies. This letter addresses compensation not addressed in the April 9th Memo.

1.	Your equity awards will be treated as follows:

a.	Founders Grant of 22,634 restricted stock units (“RSUs”): You will be treated as vested in 20%, or 4,527, of these RSUs.

b.	2007-2009 Conversion Grant of 16,961 RSUs: You will be treated as vested in 3/12, or 4,240, of these RSUs.

c.	2008-2010 Conversion Grant of 6,886.5 RSUs: You will be treated as vested in 3/24, or 861, of these RSUs.

d.	2009-2011 LTIP Grant of 5,592 RSUs and 16,775 Performance Shares: You will be treated as vested in 4/36 of the RSUs, or 621 RSUs, and with having a target amount of 4/36 of the Performance Shares, or 1,863.889 Performance Shares.

You will be entitled to a total of 10,249 shares of the Company’s common stock, subject to applicable tax withholding requirements, in full settlement of your vested RSUs as soon as practicable, but no later than 60 days, after your termination of employment. Your 1,863.889 Performance Shares will be settled in 2012 at the same time and in the same manner as all other Performance Shares issued for the 2009-2011 performance period are settled, provided that the Company meets the applicable performance goals for the 2009-2011 performance period necessary for such settlement.

2.	Per the Clearwater Paper Corporation Executive Severance Program, you will receive one (1) year of base compensation ($295,380), paid in monthly installments, minus applicable tax withholding, not to exceed twelve (12) months beginning May 1, 2009.

3.	The Company agrees if it meets its financial targets and bonuses are paid to participants under the 2009 Annual Incentive Plan, we will pay you a total pro rated bonus of $44,300 minus applicable tax withholding.

4.	You agree not to use or disclose any information disclosed to or known by you as a consequence of or through your employment with the Company (including information conceived, originated or developed by you), which is not generally known to the public, about the Company’s business, prospects, personnel, stockholders, operations, processes, budgets, plans and development programs.

5.	In consideration of the compensation and benefits described in this agreement, you hereby voluntarily agree not to sue, and you fully and forever release and discharge, the Company, its past and present affiliates, directors, officers, owners, employees and agents, as well as its successors and assigns from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with your employment with the Company or the termination of that employment; provided, however, that nothing in this letter shall either waive any rights or claims that arise after you sign this letter or impair or preclude your right to take action to enforce the terms of this letter. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory.

You are advised to consult with an attorney prior to signing this agreement. You understand that you have at least 21 days to consider the terms and conditions of this agreement, including this release and discharge, before you must either sign the agreement or reject it. You further understand that you may revoke this letter for a period of 7 days from the date of your signature below, and that such revocation can only exercised in a writing addressed to me at the Company, which writing must actually be received within the 7-day period to be effective. Pending the conclusion of such 7-day period, this agreement will not be effective or enforceable.

6.	This agreement, together with the April 9th Memo, constitute our complete agreement regarding the compensation and benefits payable to you in connection with your termination of employment, and supersede all prior agreements, whether written or oral, between the parties. This agreement may not be changed except by a writing signed by both you and the Company.

7.	This agreement will be construed and enforced in accordance with the internal laws of the State of Washington, without giving effect to the conflict of law provisions thereof. Any action to enforce this agreement must be brought in a court of competent jurisdiction located in the State of Washington.

Please acknowledge receipt of this agreement and your agreement to the terms and conditions contained herein by signing and returning two copies to me.

CLEARWATER PAPER CORPORATION

/s/ Thomas H. Carter		/s/ Harry D. Seamans
By:	Thomas H. Carter
Title:	Vice President, Human Resources

Date:	4-29-09	Date:	4/29/09

cc:	Gordon L. Jones
Michael S. Gadd